Exhibit 99.1
Contact: FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063

Aircastle Limited Announces $1.595 billion Aircraft Acquisition from Guggenheim Aviation Investment Fund, LP and Increase in Debt Facilities

Stamford, CT. January 22, 2007 - Aircastle Limited (NYSE: AYR) announced today that it has entered into a definitive purchase agreement with certain subsidiaries of Guggenheim Aviation Investment Fund LP (“GAIF”) to acquire 38 aircraft for approximately $1.595 billion. With the addition of the Guggenheim acquisition, Aircastle has acquired and committed to acquire aviation assets having an aggregate purchase price of approximately $3.7 billion as of January 22, 2007.

Of the 38 aircraft that Aircastle will purchase, 12 are freighters, of which 4 are Boeing model 747-400ERF freighters to be delivered new from the manufacturer, 7 are Boeing model 747-400 aircraft converted or to be converted to freighter specification and one is a McDonnell Douglas model MD11SF. The remaining 26 aircraft are passenger aircraft. The Guggenheim portfolio acquisition significantly expands Aircastle’s presence in the rapidly growing worldwide freighter market with a globally diverse group of lessees including Martinair, Emirates and KLM.

The aircraft will be purchased in a series of closings scheduled to occur between January 2007 and February 2009, with 28 of the 38 aircraft scheduled to close during 2007.  The transaction is subject to customary closing conditions. Aircastle expects to finance the $1.595 billion purchase price with common equity and debt financing.

In conjunction with the acquisition, Aircastle also announced today that it has increased its capacity under its senior secured warehouse facility (“Amended Credit Facility No. 2”) and its senior secured revolving credit facility (the “Revolving Credit Facility”).  Following these amendments, the maximum amount that may be drawn under Amended Credit Facility No. 2 is $1.25 billion (an increase from $1.0 billion), and the maximum amount that may be drawn under the Revolving Credit Facility is $450 million (an increase from $250 million). These increases will be available to Aircastle until completion of further financings, subject to an outside date of December 31, 2007.

CEO Ron Wainshal commented, “This is a transformational investment for Aircastle.  This acquisition significantly increases the asset base of our company and establishes a meaningful presence in the cargo sector, which we believe combines revenue stability with material potential for growth.”

Guggenheim Aviation Partners’ (“GAP”) Executive Officer Stephen Rimmer added “Guggenheim Aviation Partners, on behalf of the investors in GAIF, is delighted to have concluded this transaction with Aircastle that is beneficial to each party. Whilst concluding this opportunistic sale of assets, GAP and the funds it manages remain focused on growing their aircraft portfolio.”

Milbank, Tweed, Hadley & McCloy LLP and Skadden, Arps, Meagher & Flom LLP advised Aircastle and Kaye Scholer LLP advised GAIF.

About Aircastle Limited

Aircastle Limited is an aviation company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of January 22, 2007, Aircastle has acquired and committed to acquire $3.7 billion of aviation assets including 115 aircraft leased to 48 lessees located in 27 countries.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the acquisition and the timing of the closing of the acquisition. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle's expectations are primarily a function of whether conditions to the closing of the transactions will not be satisfied. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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